EXHIBIT 99.1

  IMMEDIATE RELEASE
February 2, 2009

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that net income for the quarter ended December 31, 2008 was $144,000, or $0.12 per basic share, compared to $136,000, or $0.11 per basic share for the same period in 2007.  Net income for the year ended December 31, 2008 was $511,000, or $0.41 per basic and diluted share compared to $490,000 for the same period in 2007.  Earnings per share for the year ended December 31, 2007 is not meaningful as the Company’s initial public offering was not completed until July 3, 2007.

Robert T. Strong, President and Chief Executive Officer, stated, “We are pleased to report that the Company’s results of operations for the 2008 year finished ahead of target when compared to our operating budget.  We have, in comparing the results, a 4.3% increase in net income over the previous year.  Although 2008 has been a challenging year for the banking industry, we have prudently increased our loan portfolio over $7.7 million from the prior year.  The historic challenges to the economy in general and the financial sector in particular are too familiar and numerous to elaborate, however, despite these challenges we are pleased to present the results reported in this release.”

Mr. Strong continued, “While not immune to current economic pressures, we have largely avoided the pitfalls affecting the financial sector by maintaining lower risk investments in our portfolio.  We continue to practice a keep to basics approach by maintaining strong fundamentals.  Managing credit quality and the interest rate margin are as important a focus of today’s environment as we believe they have always been.  We believe that prudent lending along with selected opportunities and alternative strategies are the ingredients for continued success provided we keep to basics. As always, our focus on long-term profitability, payment of dividends, along with an active stock repurchase program, continue to reflect the Company's strong commitment to shareholder value.  The challenges of the New Year appear daunting but we trust that we are positioned to meet them successfully."

Net income amounted to $144,000 for the three months ended December 31, 2008, an increase of $8,000, or 5.9% compared to net income of $136,000 for the same period in 2007.  The increase in net income on a quarter over quarter basis was primarily the result of an increase in net interest income of $83,000 and a decline in the provision for loan losses of $16,000, which were offset by an increase of $71,000 in non-interest expense, a decrease of $14,000 in non-interest income, and an increase of $6,000 in income tax expense.  The increase in non-interest expense was primarily due to a $20,000 increase in salaries and employee benefits and $34,000 increase in professional fees for the three months ended December 31, 2008 compared to the same period in 2007.

The $83,000, or 13.7% increase in net interest income for the fourth quarter of 2008 over the comparable period in 2007 was driven by an increase in interest income of $126,000, or 10.5%, which was attributable to an increase in average interest-earning assets of $13.6 million. The increase in interest income was offset by an increase of $43,000, or 7.3% in interest expense driven by a $14.3 million increase in average interest-bearing liabilities.  The average net interest margin declined to 3.25% for the three months ended December 31, 2008, from 3.41% for the three months ended December 31, 2007, primarily due to declining yields on interest earning assets and a decrease in average net interest-earning assets to $16.5 million from $17.2 million for the same periods.

For the year ended December 31, 2008, net income amounted to $511,000, an increase of $21,000, or 4.3% compared to net income of $490,000 for 2007. The increase was primarily the result of the increase in net interest income of $491,000, which was offset by a decrease in non-interest income of $26,000, and increases in the provision for loan losses of $49,000, non-interest expense of $365,000 and income tax expense of $30,000.  The increase in non-interest expense was primarily due to increases of $149,000 in salaries and employee benefits, $132,000 in professional fees, $25,000 in regulatory fees, and $24,000 in directors’ fees and expenses for the year ended December 31, 2008 compared to 2007.

The $491,000, or 23.8% increase in net interest income for the year ended December 31, 2008 compared to 2007 was driven by an increase in interest income of $595,000, or 13.5%, which was attributable to an increase in average interest-earning assets of $13.5 million.  The increase in interest income was offset by a $104,000, or 4.1% increase in interest expense driven by a $7.2 million increase in average interest-bearing liabilities.  The average net interest margin improved to 3.25% for the year ended December 31, 2008 from 3.17% for the year ended December 31, 2007 as average net interest-earning assets increased to $16.7 million from $10.3 million for the same periods.

The Company’s total assets at December 31, 2008 were $88.4 million, an increase of $14.8 million, or 20.2%, from $73.5 million at December 31, 2007.  This increase was primarily due to an increase in mortgage-backed securities of $9.8 million from none at December 31, 2007, growth in loans receivable, net of the allowance for loan losses of $7.7 million, investment in interest-earning time deposits of $1.9 million, investment in Federal Home Loan Bank stock of $560,000, and a $732,000 increase in other real estate owned which is included in accrued interest receivable and other assets on the balance sheet. Offsetting these increases was a decline in cash and cash equivalents of $4.0 million and a decrease in investment securities of $2.0 million.  Asset growth for the year ended December 31, 2008 was primarily funded by an increase in Federal Home Loan Bank advances of $11.2 million from none at December 31, 2007 and a $3.7 million increase in deposits.

Total interest-bearing deposits increased $3.7 million, or 6.7%, to $59.0 million at December 31, 2008 compared to $55.3 million at December 31, 2007.  This increase was attributable to a $4.1 million growth in certificates of deposit and $362,000 increase in e-savings accounts, offset by decreases of $470,000 in statement savings accounts and $303,000 in passbook savings accounts.

Total stockholders’ equity decreased $284,000, or 1.6%, to $17.3 million at December 31, 2008.  This decrease from December 31, 2007 was the result of the purchase of 55,545 shares of the Company’s common stock in the open-market to fund our Recognition and Retention Plan Trust (RRP) for an aggregate purchase price of $520,000, the purchase of 36,604 shares of the Company’s common stock in the open-market as part of the Company’s stock repurchase program for an aggregate purchase price of $312,000 and dividends paid of $104,000, offset by net income for the year ended December 31, 2008 of $511,000, a decrease in unallocated shares held by the ESOP of $69,000 and $72,000 of compensation expense related to stock compensation plans.

Non-performing loans amounted to $439,000 or 0.6% of net loans receivable at December 31, 2008, consisting of five loans which are on non-accrual status.  There were no loans that were 90 days or more past due and still accruing interest at December 31, 2008.  The non-performing loans include one-to-four family owner and non-owner occupied residential, multi-family residential and construction loans and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.

During the quarter ended December 31, 2008, two loans totaling $125,000 were placed on non-accrual status resulting in the reversal of $5,000 of previously accrued interest income.  Also during the quarter, a $100,000 charge to the allowance was taken on a $500,000 one-to-four family non-owner occupied residential loan classified as non-accrual.  The collateral property underlying this loan was acquired as real estate owned at a value of approximately $400,000 prior to year-end.  In addition, the collateral property underlying a second one-to-four family non-owner occupied residential loan in the amount of $332,000, previously classified as non-accrual, was acquired as real estate owned at a value of approximately $332,000.  The allowance for loan losses as a percent of total loans receivable was 0.98% at December 31, 2008 and 1.07% at December 31, 2007.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

    Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At December 31, 2008	At December 31, 2007
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$ 1,035	$ 4,987
Investment in interest-earning time deposits	3,735	1,835
Investment securities available for sale (cost-2007 $2,001)	-	2,001
Investment securities held to maturity (fair value-2008 $2,263; 2007 $2,265)	2,250	2,253
Mortgage-backed securities held to maturity (fair value-2008 $10,132)	9,777	-
Loans receivable, net of allowance for loan losses
2008 $689; 2007 $667	69,310	61,656
Investment in FHLB stock, at cost	797	237
Bank premises and equipment, net	67	59
Accrued interest receivable and other assets	1,410	517

Total Assets	$88,381	$73,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$58,981	$55,261
Federal Home Loan Bank advances	11,150	-
Advances from borrowers for taxes and insurance	729	600
Accrued interest payable and other liabilities	248	127

Total Liabilities	71,108	55,988

Stockholders’ Equity	17,273	17,557

Total Liabilities and Stockholders’ Equity	$88,381	$73,545
QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest Income	$ 1,325	$ 1,199	$ 5,015	$ 4,420
Interest Expense	636	593	2,464	2,360
Net Interest Income	689	606	2,551	2,060
Provision for Loan Losses	45	61	142	93
Net Interest Income after Provision for Loan Losses	644	545	2,409	1,967
Non-Interest Income	15	29	29	55
Non-Interest Expense	420	349	1,584	1,219
Income before Income Taxes	239	225	854	803
Income Taxes	95	89	343	313

Net Income	$ 144	$ 136	$ 511	$ 490

Per Common Share Data:	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Earnings per share - basic	$ 0.12	$ 0.11	$ 0.41	NA
Average shares outstanding - basic	1,208,936	1,292,198	1,243,912	NA
Earnings per share - diluted	$ 0.12	NA	$ 0.41	NA
Average shares outstanding - diluted	1,210,063	NA	1,245,959	NA

	Three Months Ended December 31,		Year Ended December 31,
Selected Operating Ratios:	2008	2007	2008	2007
Average yield on interest-earning assets	6.26%	6.75%	6.38%	6.80%
Average rate on interest-bearing liabilities	3.73%	4.40%	3.98%	4.32%
Average interest rate spread	2.53%	2.35%	2.40%	2.48%
Net interest margin	3.25%	3.41%	3.25%	3.17%
Average interest-earning assets to average interest-bearing liabilities	124.15%	131.86%	127.01%	118.93%
Efficiency ratio	59.66%	54.96%	61.40%	57.64%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.60%	2.50%	0.60%	2.50%
Non-performing assets as a percent of total assets	1.30%	2.10%	1.30%	2.10%
Allowance for loan losses as a percent of non-performing loan	156.95%	43.03%	156.95%	43.03%
Allowance for loan losses as a percent of total loans receivable	0.98%	1.07%	0.98%	1.07%

(1) Asset quality ratios are end of period ratios.